Exhibit 99.1

Walgreens Reaches Opioid Settlement with State of Florida

DEERFIELD, Ill—May 5, 2022 – Walgreens today announced that it has entered into an agreement with the State of Florida to resolve all claims related to the distribution and dispensing of prescription opioid medications across the company’s pharmacies in the state.

The settlement amount of $683 million includes $620 million to be paid out to the State of Florida over 18 years, as well as a one-time payment of $63 million for attorneys’ fees.

The settlement includes no admission of wrongdoing or liability by Walgreens.

“As the largest pharmacy chain in the state, we remain focused on and committed to being part of the solution, and believe this resolution is in the best interest of all parties involved and the communities we serve across Florida,” said Danielle Gray, executive vice president and global chief legal officer, Walgreens Boots Alliance, Inc. “Our pharmacists are dedicated healthcare professionals who live and work in the communities they serve, and play a critical role in providing education and resources to help combat opioid misuse and abuse.”

As one of Florida’s leading healthcare providers, Walgreens has taken a number of actions to prevent and respond to the opioid crisis, while continuing to serve patients, including:

•	Providing patient education on safe opioid use

•	Making life-saving Naloxone, the opioid overdose reversal medication, available in all Walgreens pharmacies nationwide

•	Providing safe and convenient medication disposal kiosks available at 1,400 Walgreens stores, along with other safe disposal options at all other Walgreens locations

•	Deploying technology to help pharmacists ensure they are dispensing prescriptions written for a legitimate medical purpose

•	Stopping self-distribution of opioids and all pharmaceuticals to Walgreens stores in 2014

The settlement funds will be used by the State of Florida to support its efforts to combat and treat opioid addiction. The settlement is a result of unique facts and circumstances concerning the state of Florida. It should not be used to forecast or predict the value of any other litigation claims or future settlements, and is unrelated to any other opioid-related litigation in which Walgreens is involved and which the company will continue to defend vigorously.

About Walgreens

Walgreens (www.walgreens.com) is included in the United States segment of Walgreens Boots Alliance, Inc. (Nasdaq: WBA), an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities. As America’s most loved pharmacy, health and beauty company, Walgreens purpose is to champion the health and well-being of every community in America. Operating nearly 9,000 retail locations across America, Puerto Rico and the U.S. Virgin Islands, Walgreens is proud to be a neighborhood health destination serving approximately 9 million customers each day. Walgreens pharmacists play a critical role in the U.S.

healthcare system by providing a wide range of pharmacy and healthcare services. To best meet the needs of customers and patients, Walgreens offers a true omnichannel experience, with fully integrated physical and digital platforms supported by the latest technology to deliver high-quality products and services in local communities nationwide.

Contact

Fraser Engerman

fraser.engerman@walgreens.com